Exhibit 99.2

IMMEDIATE RELEASE	Contact:	Jeff Cole
419-887-3535
jeff.cole@dana.com

Dana Holding Corporation to Change Name to Dana Incorporated

MAUMEE, Ohio, July 21, 2016 – Dana Holding Corporation (NYSE: DAN) announced today that, effective Aug. 1, it will change the company name to Dana Incorporated. The evolution is aimed to better reflect how the company conducts its business in the global marketplace – as a unified organization with an intense focus on customer satisfaction, manufacturing excellence, and advanced technology across all mobility sectors.

“This is a historic and significant pronouncement by our company,” said James Kamsickas, Dana president and CEO. “Dana operates as a unified global manufacturer and supplier of goods and services to the vehicular industry. Our new name connects with the cohesiveness of the Dana team members and our united commitment to provide exceptional performance to our stakeholders.”

Dana will continue to operate four business segments focused on power conveyance and energy management solutions for three key end markets. The iconic company logo, the Dana Diamond, will remain as the corporate mark. In addition, the New York Stock Exchange ticker symbol DAN, the organizational structure, and leadership team will continue.

The new name will be reflected on the company website, www.dana.com, and online social media channels: Facebook, Twitter, LinkedIn, and Google+.

About Dana

Dana is a world leader in the supply of highly engineered drivetrain, sealing, and thermal-management technologies that improve the efficiency and performance of vehicles with both conventional and alternative-energy powertrains. Serving three primary markets – passenger vehicle, commercial truck, and off-highway equipment – Dana provides the world’s original-equipment manufacturers and the aftermarket with local product and service support through a network of nearly 100 engineering, manufacturing, and distribution facilities. Founded in 1904 and based in Maumee, Ohio, the company employs more than 23,000 people in 25 countries on six continents. In 2015, Dana generated sales of nearly $6.1 billion. For more information, please visit dana.com.

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